June 29, 2005



Mail Stop 4561

By U.S. Mail and facsimile to (315) 366-3709

Mr. Michael R. Kallet
President, Chief Executive Officer, and Director
Oneida Financial Corp.
182 Main Street
Oneida, NY 13421-1676


Re:	Oneida Financial Corp.
	Form 10-K for the fiscal year ended December 31, 2004
	Filed March 31, 2005
	File Number: 000-25101


Dear Mr. Kallet:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


						John P. Nolan
      Accounting Branch Chief